Exhibit 21
FMC CORPORATION
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company’s consolidating subsidiaries, as of December 31, 2017, except for certain subsidiaries of the Registrant which do not, in the aggregate, constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934. This list does not include equity affiliate investments and cost investment.

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware

FMC Agricultural Products International AG	Switzerland

FMC Agroquímica de México S.R.L de C.V.	Mexico

FMC Chemicals Netherlands BV	Netherlands

FMC Chemical International, AG	Switzerland

FMC Chemicals Limited	United Kingdom

FMC Chemical sprl	Belgium

FMC Finance BV	Netherlands

FMC Foret SA	Spain

FMC India Private Limited	India

FMC of Canada Limited	Canada

FMC Química do Brasil Ltda	Brazil

FMC (Suzhou) Crop Care Co., Ltd	China

Minera del Altiplano SA	Argentina

PT Bina Guna Kimia	Indonesia

Cheminova India Ltd	India

Cheminova A/S	Denmark

FMC Agro Singapore Pte	Singapore

Closed Joint Stock Company "DuPont Khimprom"	Russia

FMC International Switzerland Sarl	Switzerland

DuPont Agricultural Caribe Industries, Ltd	Bermuda

DuPont Agricultural Chemicals Ltd, Shanghai	China

MdA Lithium Holdings LLC	United States

FMC Switzerland II GmbH	Switzerland

FMC Switzerland III GmbH	Switzerland